EXHIBIT 99.1

        EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES 1ST QUARTER RESULTS

    TULSA, Okla., July 13 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today net revenues for the 1st quarter ended May 31, 2005 of $8,226,700 compared with $8,553,300 for the comparable period last year. The Company reported net earnings of $745,200 compared with net earnings of $824,400 for the previous year and basic earnings per share of $0.20 a share versus $0.21 for the same period a year ago.

    The Company reports that net revenues in the Publishing Division increased 7.0% in the 1st quarter ended May 31, 2005 when compared with the 1st quarter last year while net revenues in the Home Business Division declined 7.2%. However, the Company reports new recruits increased 66% in May and 50% in June over the same two months in the previous year.

    The Company is also pleased to announce that for the third consecutive year it was ranked in the top 100 Fastest Growing Small Public Companies by Fortune Small Business magazine.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                                           May 31, 2005    May 31, 2004
                                           ------------    ------------
Revenues
 Gross Sales                               $ 10,994,400    $ 11,111,100
 Less discounts & allowances                 (3,111,500)     (2,954,000)
 Transportation Revenue                         343,800         396,200
   Net Revenues                            $  8,226,700    $  8,553,300

Pretax earnings                            $  1,202,500    $  1,335,700
Income taxes                                    457,300         511,300

Net earnings                               $    745,200    $    824,400

Basic earnings per share                   $        .20    $        .21
Diluted earnings per share                 $        .19    $        .19

Weighted Average Number of
Common and Common Equivalent
Shares Outstanding:
 Basic                                        3,738,133       4,001,449
 Diluted                                      3,901,588       4,230,286

SOURCE  Educational Development Corporation
    -0-                             07/13/2005
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /

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